Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 2, 2015, with respect to the combined financial statements of INK Acquisition, LLC (a Delaware limited liability company) & Affiliates as of December 31, 2014 (Successor) and for the period from June 9, 2014 to December 31, 2014 (Successor) which is included in the Annual Report of Chatham Lodging Trust on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of the aforementioned report in the Registration Statement of Chatham Lodging Trust on Form S-3, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
Fort Lauderdale, Florida
December 28, 2017